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EXHIBIT 11 - S-K Item 601 (b) (11)

                               KYSOR INDUSTRIAL CORPORATION AND SUBSIDIARIES
                              COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
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                                                                      Three Months
                                                                          Ended
                                                                        March 31,
                                                                     1995        1994
                                                                     ----        ----
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PRIMARY EARNINGS PER SHARE CALCULATION
Net Income                                                     $3,309,068  $2,101,886
Less dividends on preferred stock                                 391,444     394,851
Plus tax benefit from preferred dividends                         149,000     149,000
                                                               ---------- ----------
Earnings (Loss) applicable to common stock                      3,066,624   1,856,035
                                                               ==========  ==========

Weighted average common shares outstanding                      5,569,287   5,394,126
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based
 on year to date average price                                    400,986     288,311
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  5,970,273   5,682,437
                                                                =========   =========

Primary earnings per share                                          $0.51       $0.33
                                                                 ========    ========

FULLY DILUTED EARNINGS PER SHARE CALCULATION
A.
Weighted average common shares outstanding                      5,569,287   5,394,126
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based on
 the greater of year to date average or end of period price       400,986     288,311
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  5,970,273   5,682,437
                                                                 ========    ========

Fully diluted earnings per share (A)                                $0.51       $0.33
                                                                 ========    ========

B.
Assuming preferred stock converted to common
Vested Preferred shares issued                                    184,295     155,442
Non-vested Preferred shares issued                                619,258     654,722
                                                               ----------  ----------
Total Preferred shares issued                                     803,553     810,163

Vested Preferred shares issued                                    184,295     155,442
Guaranteed floor price for involuntary conversions                $24.375     $24.375
                                                               ----------  ----------
 Subtotal                                                      $4,492,180  $3,788,894
The lower of year to date average or end of period common
 stock price                                                     $20.3750    $16.8750
                                                                 --------    --------
Required common shares to be issued assuming involuntary
 conversion of vested shares at guaranteed floor price            220,475     224,527
Required common shares to be issued assuming voluntary
 conversion of non-vested shares on one-for-one basis             619,258     654,722
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part A.        5,970,273   5,682,437
                                                               ----------  ----------
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part B.        6,810,006   6,561,686
                                                               ==========  ==========

Net Income                                                     $3,309,068  $2,101,886
Additional ESOP expense presently funded by preferred dividend   (391,444)   (394,851)
Plus tax benefit on additional ESOP expense                        21,330      18,803
Common stock dividends to reduce ESOP expense                     126,000     106,000
                                                                 --------    --------
Adjusted Net Income                                            $3,064,954  $1,831,838
                                                                =========   =========

Fully diluted earnings per share (B)                                $0.45       $0.28
                                                                 ========    ========

Fully diluted earnings (loss) per share (Lower of (A) or (B))       $0.45       $0.28
                                                                 ========    ========

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